Exhibit 8

Writer’s Direct Dial: (212) 225-2510

June 21, 2004

Republic of South Africa
National Treasury
Private Bag X115
Pretoria, 0001
South Africa

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of South Africa (“South Africa”) in connection with its registration of $3,000,000,000 (or its equivalent in other currencies or composite currencies) aggregate principal amount of its Debt Securities (the “Debt Securities”).

In arriving at the opinion expressed below, we have reviewed the following documents:

     (a)       South Africa’s Registration Statement (No. 333-107393), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), and the documents incorporated by reference therein; and

     (b)       an executed copy of the Amended and Restated Fiscal Agency Agreement, dated as of May 15, 2003, between South Africa and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Fiscal Agent.

In rendering the opinion expressed below, we have, without independent investigation, assumed the completeness, authenticity and validity of all such documents

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submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, and have assumed that the respective parties thereto and all persons having obligations thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of such documents. In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

We are of the opinion that the statements set forth under the heading “Description of Debt Securities — United States Taxation” in the Prospectus, included in the Registration Statement, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Debt Securities.

The foregoing opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion other than as to the federal income tax laws of the United States of America, and we undertake no responsibility to update or supplement our opinion.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to South Africa’s Annual Report on Form 18-K for its Fiscal Year ended March 31, 2003. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY, GOTTLIEB, STEEN & HAMILTON
By:	/s/ William F. Gorin
William F. Gorin, a Partner

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